Exhibit 99.2

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Stacy Roughan and Samantha Verdile

Sard Verbinnen & Co.

310-201-2040 and 212-687-8080

DineEquity, Inc. Prices $1.4 Billion Securitized Financing Facility

GLENDALE, Calif., August 13, 2014 -- DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that it has entered into a purchase agreement (the “Purchase Agreement”) under which two of the Company’s indirect, special purpose subsidiaries (the “Co-Issuers”)  have agreed to issue and sell $1.3 billion of their Series 2014-1, Class A-2 Fixed Rate Senior Secured Notes (the “Notes”).  Under the Purchase Agreement, the Notes will be bear interest at a rate of 4.277% per annum, payable quarterly, and will have an expected term of seven years.  The Notes are expected to be issued by the Co-Issuers in a privately placed securitized transaction. The Co-Issuers will own substantially all of the Applebee’s and IHOP domestic franchising, rental and financing assets and will use cash flows generated from these assets to make interest and principal payments on the Notes.  The Co-Issuers also intend to enter into a purchase agreement under which they will issue $100 million Series 2014-1 Class A-1 Notes which will allow the Co-Issuers to borrow amounts from time to time on a revolving basis.

The Company expects to use the proceeds from the expected sale of the Notes to refinance approximately $761 million in outstanding principal amount of its 9.5% senior notes and to pay down the entire outstanding balance of approximately $464 million of its 3.75% senior secured credit facility.  The remaining proceeds will primarily be used for transaction costs associated with the refinancing and general corporate purposes.

The closing of the sale of the Notes is expected on September 30, 2014, subject to the satisfaction of various closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,600 restaurants combined in 19 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

DineEquity, Inc.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the timing to consummate the proposed financing; the risk that a condition to closing of the proposed financing may not be satisfied, the impact of general market, industry, credit and economic conditions and other factors discussed from time to time in DineEquity’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in DineEquity’s other filings with the Securities and Exchange Commission.  The forward-looking statements contained in this press release are made as of the date hereof and the DineEquity assumes no obligation to update or supplement any forward-looking statements.